Exhibit 99.1
November 28, 2008
Ronald L. Hoffman
8988-L South Sheridan, PMB 347
Tulsa, Oklahoma 74133

Re:       Your Planned Retirement
Dear Ron:
In order to assist planning for your upcoming retirement from Dover, this letter will serve to develop our mutual understanding of those arrangements:
     1. Effective November 30, 2008, you will retire as Chief Executive Officer of Dover Corporation and resign as a Director of Dover and from all other positions with Dover and its affiliates.
     2. In consideration of your contributions to Dover, you will receive a bonus of $2.93 million dollars for 2008, to be paid in December 2008.
     3. After your termination date, you will be permitted, at your expense, to participate together with your wife, under the provisions of COBRA, in the appropriate medical, dental and prescription drug plans offered by Dover to its employees, until you reach the age of 65.
     4. Your benefits under the Dover Supplemental Executive Retirement Plan (the “SERP”), the Retirement Savings Plan and the Defined Benefit Pension Plan will be paid in accordance with the terms of those plans after your termination date. For the avoidance of doubt, certain details related to your SERP benefit are set forth on the Attachment to this letter.
     5. With respect to your options, stock settled stock appreciation rights (“SSARs”) and Cash Performance Plan (“CPP”) awards granted under the 2005 Equity and Cash Incentive Plan and the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the “Plans”), you will have until the earlier of 60 months following your termination date and the expiration date of your options and SSARs to exercise those options and SSARs which are exercisable as of your termination date or become exercisable during the 60 months following your termination. You will be entitled to receive any payments under the CPP awards you currently hold if and when they become due (last potential payment scheduled for February 2011) and your benefits will be administered in accordance with the provisions of the Plans.
     6. The funds you have accumulated in the Dover Deferred Compensation Plan will be paid out in accordance with the terms of that plan and the retirement distribution elections that you have made.

Ronald L. Hoffman
November 28, 2008
     7. The Executive Severance Agreement you have with Dover will terminate as of your retirement date of November 30, 2008.
     8. Other benefits, if any, will end as of November 30, 2008. This letter is intended to cover all forms of compensation and benefits to which you may be entitled and you agree that there are no others.
     9. You agree to release Dover Corporation, its affiliates, and their shareholders, directors, officers and employees with respect to any claims you have, had or may ever have against any of them arising on any basis and under any law, and not to sue with respect to those claims, provided that you do not release any rights under this agreement or any rights to indemnification pursuant to Dover’s by-laws or otherwise.
     10. Any changes to the terms and provisions above must be made in writing and agreed to by both of us. The arrangements set forth in this letter are special, out of the ordinary, terms granted to you in recognition of your service to Dover in improving its portfolio of companies, its organizational structure and its operational performance, and will not set a precedent for any future retirees.
     11. Dover Corporation’s agreements in this letter have been approved by the Dover Compensation Committee and the Board of Directors.
If you agree with the terms above, please sign below and return this letter to me.

DOVER CORPORATION
By:	/s/ James L. Koley
James L. Koley
Chairman of the Board

Agreed:

/s/ Ronald L. Hoffman Ronald L. Hoffman
Dated: November 28, 2008

Ronald L. Hoffman
November 28, 2008
ATTACHMENT
To letter agreement of November 28, 2008
between Ronald L. Hoffman and Dover Corporation
The total value of your retirement benefit under the SERP upon retirement on November 28, 2008 is $12,642,767. This amount will be payable 75% on December 1, 2008, with the remaining 25% payable in five equal payments, one to be paid on each of the first five anniversary dates of December 1, 2008, provided that the payment of the initial 75% of that portion of your SERP benefit that accrued after December 31, 2004 will be delayed for six months and paid on June 1, 2009 in accordance with Section 409A of the Internal Revenue Code.
Ronald L. Hoffman’s information:

Date of Birth	11/10/1948
Date of Hire	12/16/1996
Date of Termination	11/30/2008
Age at Termination Date:	60.08
SERP Credited Service:
Actual Service	12.0000 years
Prior Service Credit	5.7917 years
Total	17.7917 years
Final Average Earnings	$3,030,167